UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On April 26, 2007, Wal-Mart Stores, Inc., (the “Company”) provided statements in response to a media inquiry regarding the Company’s executive compensation practices. The Company is filing these statements with the Securities and Exchange Commission (the “SEC”) as additional soliciting material under Rule 14a-6 of the Securities Exchange Act of 1934 in connection with the solicitation of proxies for the election of the Company’s Board of Directors at the Company’s 2007 Annual Shareholders’ Meeting.

The Company has previously filed with the SEC and distributed to the Company’s shareholders the Company’s definitive Proxy Statement and Notice of 2007 Annual Shareholders’ Meeting.  The Proxy Statement and Notice contain important information concerning the matters to be voted on at the 2007 Annual Shareholders’ Meeting, including the position of the Board of Directors with respect to those matters. Please note that the statements herein should be read in conjunction with the Company’s Proxy Statement and Notice of 2007 Annual Shareholders’ Meeting.  You can obtain any of the documents that we file with the SEC through the SEC’s Web site (www.sec.gov) or they can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the Public Reference Room.  In addition, these documents can be obtained on the Investor Web page of our corporate Web site at www.walmartstores.com. To obtain documents from us free of charge, please direct requests in writing to:

Wal-Mart Stores, Inc.

Investor Relations Department

702 Southwest 8th Street

Bentonville, AR, 72716-0100

TEXT OF COMPANY STATEMENTS

Lee Scott leads the largest and most complex company in the world and has delivered strong financial performance. Last year alone, sales were up $37 billion and income from continuing operations increased by $770 million from the prior fiscal year.

Since he became CEO in 2000, annual sales have more than doubled to $345 billion and income from continuing operations has grown 126 percent to $12.2 billion. Compound annual growth rates are strong in almost every major category: net sales 12.3%, income from continuing operations 11.8%, EPS from continuing operations 12.9%.

We have maintained double-digit annual growth rates in sales and income from continuing operations, which is almost unprecedented for a company this size. More people than ever are shopping at Wal-Mart and that’s why we are once again the number one company in the Fortune 500.

More than 85 percent of our CEO’s compensation, as set by an independent board committee, is tied to the company’s financial performance. Lee Scott’s compensation is benchmarked with the CEOs of other publicly traded U.S. retailers and large companies. When compared to other companies, it is among the lowest as a percentage of annual revenue and net income.

Our associates respect that Wal-Mart has a well-recognized culture of opportunity. They are proud that their CEO started as a manager in the trucking division and has stayed with the company for 28 years. They’re also proud that his leadership -- through sustainability initiatives and the $4 prescription drug program -- reflects the company’s purpose of saving people money so they can live better.